AMENDED AND RESTATED
SECURED PROMISSORY NOTE

U.S. $4,900,000	May 31, 2006

          FOR VALUE RECEIVED, the undersigned NORD RESOURCES CORPORATION, a company organized under the laws of Delaware (the “Company” or “Borrower”), promises to pay to the order of NEDBANK LIMITED, a limited liability company organized under the laws of the Republic of South Africa (“Holder”), the principal sum of $4,900,000.00, with simple interest accruing daily from the above-referenced date until paid, at a rate of ten percent (10%) per annum. Interest shall be paid monthly in cash on the first day of each month commencing June 1, 2006. Notwithstanding the foregoing, upon the occurrence of a Default and during the continuance of a Default, the principal balance then outstanding shall accrue interest at a rate of thirteen percent (13%) per annum.

          This Promissory Note (the “Note”) is being issued to Holder in connection with a bridge loan (the “Loan”) provided to the Company by Holder.

          The following is a statement of the rights of Holder and the conditions to which this Note is subject, and to which Holder, by acceptance of this Note, agrees:

          1. Maturity Date. The principal balance hereof, and accrued but unpaid interest thereon, shall be due and payable on the earlier of: (a) August 15, 2006; or (b) the closing of a registered equity offering by the Company which raises not less than U.S. $20,000,000.00.

          2. Loss of Note. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Note, if mutilated, the Company will execute and deliver a new Note of like tenor and date. Any such new Note executed and delivered shall constitute an additional contractual obligation on the part of the Company, whether or not this Note so lost, stolen, destroyed, or mutilated shall be at any time enforceable by anyone.

          3. Default.

                    (a) Holder may declare the entire unpaid principal and accrued interest on the Note immediately due and payable, by providing written notice to the Company, if any of the following events shall occur (each such event being a “Default”):

(1)

the Company shall fail to pay the principal and accrued but unpaid interest of the Note on any date such items are due, provided however, the Company shall have a period of three (3) Business Days from any such date within which cure a Default on an interest payment;

(2)

any representation or warranty made by the Company to Holder herein or in any other document, instrument or agreement executed by the Company in connection with the Loan (as amended or extended from time to time and in effect, each, a “Loan Document,” and collectively, with the Note, the “Loan Documents”) shall fail to be true and correct in any material respect (provided that the Company shall have a period of five (5) Business Days from the date the Company receives written notice thereof from the Holder within which to cure such Default(s));

(3)

the Company shall fail to observe or perform any of the covenants, agreements or obligations (excluding the Company’s obligation to pay principal and interest as provided herein) contained in the Note or any other Loan Document or any other agreement with Holder in any material respect (provided that the Company shall have a period of five (5) Business Days from the date the Company receives written notice thereof from the Holder within which to cure such Default(s));

(4)

the Company shall institute proceedings to be adjudicated bankrupt or insolvent, or the consent by the Company to the institution of bankruptcy or insolvency proceedings against it under the Bankruptcy Act, or any other applicable federal or state insolvency law, or the consent by the Company, or acquiescence in, the filing of any such petition or in the appointment of a receiver, liquidator, assignee, trustee, or other similar official of the Company, or of any substantial part or its property, or the making by the Company of an assignment for the benefit of creditors, or the admission by the Company in writing of its inability to pay its debts generally as they become due;

(5)

within sixty (60) days after the commencement of proceedings against the Company seeking any bankruptcy, insolvency, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been dismissed or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or the stay of any such order or proceedings shall thereafter be set aside, or, within thirty (30) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company over of all or any substantial part of the properties of the Company, such appointment shall have not been vacated;

(6)	the Company shall dissolve or take steps toward dissolution;

(7)

final judgments which exceed an aggregate of $100,000 shall be rendered against the Company or its subsidiaries and shall not have been paid, discharged or vacated within forty-five (45) days after entry or filing of such judgments;

(8)

any event of default (as such term is defined under any applicable underlying agreement) of any of the Company’s indebtedness in excess of $75,000 in the aggregate shall occur or any failure of the Company to pay any such indebtedness when due shall occur; and

(9)

the Deed of Trust (as hereinafter defined) shall for any reason (other than pursuant to the terms thereof or by reason of any action taken by the Holder and not with the knowledge of the Borrower or within its power to control) cease to create a valid and perfected (to the extent required thereby or by this Agreement) first priority lien in the Johnson Camp Collateral (as hereinafter defined), or the Company asserts such failure, provided however, the Company shall have a period of ten (10) Business Days within which to cure this deficiency and perfect the Holder’s first priority lien in the Johnson Camp Collateral.

                    (b) Remedies Upon Default. Upon the occurrence, and at any time during the continuance of, any Default, Holder, upon notice in writing to the Company, may declare all unpaid principal of the Note and the interest thereon to be immediately due and payable and the same shall become immediately due and payable upon such declaration and Holder may pursue any remedy available to Holder at law or in equity; provided, however, that in the event of any Default under clauses (4) or (5) above, all unpaid principal hereof and interest hereunder shall automatically become immediately due and payable, without the need for declaration, presentment, demand, protest, or other notice of any kind.

          4. Mandatory Repurchase of Notes. As soon as possible, and in any event within five (5) Business Days after the occurrence of a Mandatory Repurchase Event (as defined below), the Company shall furnish to Holder written notice setting forth in reasonable detail the facts and circumstances underlying such Mandatory Repurchase Event. The occurrence of any such Mandatory Repurchase Event shall constitute an irrevocable offer by the Company to purchase all of the Notes held by Holder, at 101% of the principal amount thereof, on a date to be specified by the Company, which date shall be not less than thirty (30) days nor more than ninety (90) days after the occurrence of such Mandatory Repurchase Event, together with all accrued and unpaid interest on the amount so purchased through the date of purchase. Following receipt of any offer to prepay the Notes hereunder, Holder shall advise the Company, by written notice, within ten (10) days after receipt of such offer, as to whether it desires to sell all, but not less than all of the Notes held by it (in integral multiples of $500,000), specifying the principal amount of the Notes to be sold by it. If Holder accepts such offer but does not specify an amount it wishes to receive, it will be deemed to have elected to sell all of the Notes held by it.

          5. Mandatory Repurchase Event. “Mandatory Repurchase Event” shall mean at any time prior to or after a public offering (i) any person together with all affiliates and associates of such person, shall become the beneficial owner, directly or indirectly, of securities of the Company representing 51% or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Company’s Board of Directors; or (ii)

persons who constitute the Company’s Board of Directors as of the date hereof cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Company’s Board of Directors; or (iii) the Board of Directors and the stockholders of the Company (if required) shall approve (a) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, shares representing in the aggregate at least 51% or more of the voting shares of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (b) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company, (c) any plan or proposal for the liquidation or dissolution of the Company, or (iv) the Company terminates the services of Salman Partners without completing an offering of the Company’s capital stock.

          6. Prepayment.

                    (a) Optional Prepayment. The Company may, upon ten (10) days prior written notice to Holder, prepay this Note in whole or in part, but in no event less than $250,000 for each occurrence of a prepayment, at any time without premium or penalty (other than for such premium as is contemplated in Section 4 hereof in connection with a mandatory repurchase of this Note); provided, however, that the Company shall reimburse Holder for any premiums, penalties or other costs incurred by Holder on account of the Company’s prepayment of this Note.

                    (b) Mandatory Prepayment. For so long as this Note shall be outstanding, the Company agrees to apply all funds received by the Company on any of its future borrowings or offerings of equity, including without limitation any financings, debt offerings, offerings of its equity or debt securities, against the outstanding balance due under this Note, except for proceeds of (i) short term unsecured working capital facilities but not in excess of $1,000,000 in the aggregate at any one time, and (ii) purchase money security interest financings used for the acquisition of equipment to be used at the Johnson Camp Mine but not to exceed $250,000 in the aggregate at any one time.

          7. Notices to Holder. So long as this Note shall be outstanding, (i) if the Company shall pay any dividend or make any distribution upon the Common Stock or (ii) if the Company shall offer to the holders of Common Stock for subscription or purchase by them any share of any class of Capital Stock or any other rights or (iii) if any capital reorganization of the Company, reclassification of the Capital Stock of the Company, consolidation or merger of the Company with or into another corporation, sale, lease or transfer of all or substantially all of the property and assets of the Company to another corporation, or voluntary or involuntary dissolution, liquidation or winding up of the Company shall be effected, then in any such case, the Company shall cause to be mailed by certified mail to Holder, at least fifteen (15) days prior the date specified in (x) or (y) below, as the case may be, a notice containing a brief description of the proposed action and stating the date on which (x) a record is to be taken for the purpose of such dividend, distribution or rights, or (y) such reclassification, reorganization, consolidation, merger, conveyance, lease, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which the holders of Common Stock or other securities shall receive cash or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up. The Company shall also promptly deliver a notice to Holder describing any Default of which it has become aware.

          8. Gross Up. All payments under this Note by Borrower will be made without any deduction or withholding for or on account of any tax or other withholding or deduction unless such tax, deduction or withholding is required by any applicable law then in effect (a “Required Tax, Deduction or Withholding”). If Borrower is so required to deduct or withhold any Required Tax, Deduction or Withholding, then Borrower will promptly notify Holder of such requirement and:

                    (a) pay to the relevant authorities the full amount of the Required Tax, Deduction or Withholding (including the full amount required to be deducted or withheld from any additional amount paid by the Borrower to Holder under this Section 8) promptly upon the earlier of determining that the Required Tax Deduction or Withholding is required or receiving notice that such amount has been assessed against Holder;

                    (b) promptly forward to Holder an official receipt (or a certified copy), or other documentation reasonably acceptable to Holder evidencing such payment to such authorities; and

                    (c) pay to Holder, in addition to the payment to which Holder is otherwise entitled under this Note, such additional amount as is necessary to ensure that the net amount actually received by Holder will equal the full amount Holder would have received had no such Required Tax, Deduction or Withholding been required.

          9. Costs. The Company agrees to reimburse Holder for any reasonable legal fees or other costs associated with this Note or any of the other Loan Documents, but in no event more than Twenty Thousand Dollars ($20,000).

          10. Representations and Warranties. The reports referenced in Schedule 1 hereto were true and correct in all material respects as of their respective dates, there has been no material adverse change in any of the information in the Company’s current report on Form 8-K, filed with the SEC on May 11, 2006 or in the Company’s quarterly report on form 10-QSB for the quarter ended March 31, 2006, filed with the SEC on May 15, 2006 and since November 8, 2005 there has been no material adverse change in the financial condition, results of operations, assets, liabilities or business of the Company which, in the aggregate, has had a material adverse effect on the Company’s business.

          11. Covenants. The Company hereby agrees to observe and fully perform each of the covenants set forth on Schedule 2 hereto.

          12. Conditions Precedent. Prior to the extension of the funds contemplated to be advanced herein, unless waived in writing in advance by Holder, the Company shall have delivered to Holder the following documents, in form and substance satisfactory to Holder, and performed the following undertakings to the satisfaction of Holder:

                    (a) this Note;

                    (b) an amendment to the deed of trust, assignment of rents, security agreement and fixture filing relating to the so-called Johnson Camp Mine, reflecting the terms of this Note;

                    (c) an officer’s certificate of the Company with respect to incumbency and resolutions authorizing the execution and delivery of the Note and the other Loan Documents;

                    (d) a legal opinion of DeConcini McDonald Yetwin & Lacy, P.C., counsel to the Company, in a form similar to the legal opinion given by such firm in connection with the Original Note;

                    (e) a memorandum summarizing the sources and uses of the proceeds of this Note;

                    (f) the Amendment to Subordination Agreement among Ronald A. Hirsch and Stephen D. Seymour and the Company;

                    (g) payment of a closing fee to Auramet Trading, LLC in an amount equal to $40,000;

                    (h) warrants for the purchase of 250,000 shares of the Company’s common stock issued in favor of Auramet Trading, LLC;

                    (i) an amendment to the Policy of Title Insurance issued by First American Title Insurance Company in favor of Nedbank Limited, Policy No. NCS-195098A-PHX6, increasing the amount of insurance to $4,900,000; and

                    (j) such other documents or certificates, and completion of such other matters, as the parties may mutually deem necessary or appropriate in good faith.

          13. Miscellaneous.

                    (a) Waiver and Amendment. Any provision of this Note may be waived, amended or modified only upon the written consent of the Company and Holder.

                    (b) Restriction on Transfer. This Note may only be transferred in compliance with applicable state and federal laws. All rights and obligations of the Company and Holder shall be binding upon and benefit the successors, assigns, heirs, and administrators of the parties.

                    (c) No Assignment. This Note may be transferred by the Holder, provided that, unless a Default has occurred and is continuing, the Holder shall be obliged to give the Company at least fifteen (15) Business Days’ prior written notice of its intention to transfer this Note. The

Company may not transfer or assign all or any part of this Note without the prior written consent of Holder.

                    (d) Governing Law. This Note shall be governed by the laws of the State of New York.

                    (e) Severability. If any of the provisions of this Note is held invalid, such invalidity shall not affect the other provisions hereof that can be given effect without the invalid provision, and to this end the provisions of this Note are intended to be and shall be deemed severable.

                    (f) Indemnification. The Company agrees to hold harmless, defend and indemnify Holder, its officers, employees, agents and representatives (each, an “Indemnified Party”) from and against any liability, loss, cost, expense, damage claim or cause of action due to or arising out of or in connection with this Note or any other Loan Document in any way, directly or indirectly. The indemnification provided for in the immediately preceding sentence shall not apply to liabilities, losses, costs, expenses, damage, claims or causes of action which may arise as the result of the willful misconduct or gross negligence of the Holder.

                    (g) Notices. All notices and other communications given to or made upon any party hereto in connection with this Note shall, except as otherwise expressly herein provided, be in writing (including telecopy, telefaxed or telegraphic communication) and mailed via certified mail, telefaxed, telegraphed or delivered to the respective parties, as follows:

To the Company:

Nord Resources Corporation
P.O. Box 384
Dragoon, AZ 85609
Attn: President
Telecopier: (520) 586-7020

With a copy (which shall not constitute notice) to:

Lang Michener LLP
1500 Royal Centre P. O. Box 11117
1055 West Georgia Street
Vancouver, British Columbia V6E 4N7
Attn: John D. Morrison, Esq.

To Holder

Nedbank Limited
1st Floor, Old Mutual Place
2 Lambeth Hill

London EC4V 4GG
Attn: Kevin Ryder
Telecopier: 020-7002-3404

And a copy (which shall not constitute notice) to:

Fennemore Craig, P.C.
3003 North Central Avenue, Suite 2600
Phoenix, Arizona 85012
Attn: Sarah A. Strunk, Esq.
Telecopier: (602) 916-5327

Or in accordance with any subsequent written direction from the recipient party to the sending party delivered in accordance with this Section 13(g). All such notices and other communications shall, except as otherwise expressly herein provided, be effective upon (i) delivery if delivered by hand; (ii) the third (3rd) Business Day after the date sent, in the case of certified mail; (iii) receipt, in the case of telecopy, or (iv) upon delivery to the telegraph company, charges prepaid, in the case of telegraph.

                    (h) Definitions. The following terms shall have the meanings set forth below.

                    “Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of New York are authorized or required to close.

                    “Common Stock” means the issued and outstanding common stock, par value $.01 per share, of the Company.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by its officer, thereunto duly authorized as of this 31st day of May, 2006.

NORD RESOURCES CORPORATION

By:	/s/John T. Perry
Name:	John Perry
Its:	Sr VP & CFO

SCHEDULE 1
EDGAR FILINGS REFERENCED FOR THE PURPOSES OF SECTION 10 OF
THE AMENDED AND RESTATED PROMISSORY NOTE

Nord Resources Corporation’s annual report on Form 10-KSB for the year ended December 31, 2004, filed with the SEC on January 17, 2006.

Nord Resources Corporation’s current report on Form 8-K, filed with the SEC on January 20, 2006.

Nord Resources Corporation’s quarterly report on Form 10-QSB for the quarter ended March 31, 2005, filed with the SEC on February 3, 2006.

Nord Resources Corporation’s quarterly report on Form 10-QSB for the quarter ended June 30, 2005, filed with the SEC on February 3, 2006.

Nord Resources Corporation’s quarterly report on Form 10-QSB for the quarter ended September 30, 2005, filed with the SEC on February 3, 2006.

Nord Resources Corporation’s current report on Form 8-K dated February 15, 2006, filed with the SEC on February 16, 2006.

Nord Resources Corporation’s annual report on Form 10-KSB for the year ended December 31, 2005, filed with the SEC on March 28, 2006.

Nord Resources Corporation’s current report on Form 8-K, filed with the SEC on May 11, 2006.

Nord Resources Corporation’s quarterly report on Form 10-QSB for the quarter ended March 31, 2006, filed with the SEC on May 15, 2006.

Amendment no. 1 to Nord Resources Corporation’s preliminary proxy statement on Schedule 14A, filed with the SEC on March 27, 2006.

SCHEDULE 2
COVENANTS

          The Company covenants and agrees that for so long as the Note is outstanding or any amounts remain due and payable to Holder hereunder or under any other Loan Document, it shall observe and abide by each of the covenants and agreements contained in this Schedule 2, unless consented to in writing in advance by Holder or otherwise permitted hereunder.

          1.1 Indebtedness. Other than the Indebtedness described in the documents referred to in Schedule I, the Company will not create, incur, assume, or suffer to exist, any Indebtedness, except: (a) this Note (as the same may be extended, increased, renewed or refunded from time to time by mutual agreement of the parties); (b) accounts payable to trade creditors and current operating expenses; or (c) Indebtedness that is subordinated in favor of the Holder.

          1.2 Liens. Without the prior written consent of Holder, which consent may be given or denied at Holder’s sole discretion, other than Permitted Liens (as defined below), the Company will not (i) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind (each of the foregoing, a “Lien”) upon any of the Property, or upon the income or profits therefrom, except as otherwise permitted herein, transfer any of such Property or the income or profits therefrom for the performance of any other obligation in priority to payment of its general creditors; or (iii) acquire, or agree or have an option to acquire, any Property upon conditional sale or other title retention or purchase money security agreement, device or arrangement. For purposes of this Note, the term “Permitted Liens” means, collectively, (a) Liens existing on the date of this Note and disclosed to Holder in Appendix I to the secured promissory note dated November 8, 2005 by the Company in favour of the Holder (the “Original Note”) and Liens arising pursuant to this Note and the other Loan Documents; (b) Liens for taxes, fees, levies, duties or other governmental charges of any kind, either not yet due or being contested in good faith and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with generally accepted accounting principles, provided the same have no priority over any of Holder’s security interests; (c) Liens for landlords, common carriers, warehousemen, mechanics, materialmen, laborers, employees, suppliers or similar Liens arising by operation of law for amounts that are owed but not yet delinquent, provided such Liens do not, in the aggregate, materially detract from the value of the assets of the Company and its subsidiaries or materially impair the use thereof in the operation of the Company’s or its subsidiaries’ business, in each case, taken as a whole, (d) Liens not to exceed $100,000 in the aggregate in any fiscal year incurred solely for the purpose of financing the acquisition of goods or equipment acquired by the Company or any subsidiary in the ordinary course of business, (e) in the case of real property, any matters, restrictions, covenants, conditions, limitations, rights, rights of way, encumbrances, encroachments, reservations, easements, agreements and other matters of record, such state of facts of which an accurate survey of the property would reveal, which in the aggregate, are not material in amount, and which do not, in the aggregate, materially detract from the value of any such real property or materially interfere with the ordinary conduct of the Company’s business (Appendix I to the Original Note sets forth such matters of which the Company is currently aware), (f) notifications under the Uniform Commercial Code (as then in effect in the State of New York) pertaining to operating leases or installment sales contracts entered into in the ordinary course of business not to exceed $100,000 in the aggregate in any fiscal year (Appendix I to the Original Note sets forth such leases or installment contracts existing as of the date thereof), and (g) any other Liens arising from or related to immaterial indebtedness or capital leases of the Company or any subsidiary, not to exceed $25,000 in the aggregate in any fiscal year.

          1.3 Restrictions on Investments. Without Holder’s prior written consent, which consent may be given or denied at Holder’s sole discretion, the Company will not, and will not permit any of its subsidiaries to make or permit to exist or to remain outstanding any Investment except Investments disclosed in the documents referred to in Schedule I and Investments in: (a) cash equivalents; (b) short term indebtedness guaranteed by the United States government with a maturity not exceeding 6 months; (c) inventory purchased in the ordinary course of business; and (d) Investments consisting of loans and advances to employees for travel and other similar expenses in the ordinary course of business not to exceed $10,000 in the aggregate at any time outstanding.

          1.4 Distributions; Restricted Payments. Without Holder’s prior written consent, which consent may be given or denied at Holder’s sole discretion, the Company will not (i) declare, pay or make any Distribution on shares of its Capital Stock or apply any of its funds or Property to the purchase, redemption or other retirement of any shares of its Capital Stock, or of any options to purchase or acquire any Capital Stock of the Company or any of its subsidiaries, except that so long as no Default shall have occurred immediately before or after giving effect to such proposed Distribution any subsidiary may pay cash dividends to the Company; (ii) make any redemption, prepayment (whether mandatory or optional), defeasance, repurchase or other type of prepayment in respect of any Indebtedness (other than in respect of this Note); or (iii) set aside any funds for any of the foregoing.

          1.5 Merger, Consolidation and Disposition of Assets.

                    1.5.1 Mergers and Acquisitions. Without Holder’s prior written consent, which consent may be given or denied at Holder’s sole discretion, the Company will not become a party to any merger or consolidation, or agree to or effect any asset acquisition or stock acquisition except for (a) the merger or consolidation of one or more of the subsidiaries of the Company with and into the Company, provided that no changes are made to the articles of incorporation or bylaws of the Company in connection with such merger or consolidation or (b) any merger or consolidation or asset acquisition or stock acquisition which results in the acquisition of any business division or operation that is in the Company’s current lines of business and that does not result in a change of control of the Company or any subsidiary (for purposes hereof, the term “change of control” shall be deemed to mean a Mandatory Repurchase Event), provided that (i) notwithstanding anything herein to the contrary, only Capital Stock of the Company or a subsidiary of the Company may be used to affect any such transaction, (ii) the value of the Capital Stock issued in connection with any such merger, consolidation or acquisition is not more than the fair market value of the stock or assets being acquired (as determined in the reasonable and good faith judgment of the Company’s Board of Directors or, if thereafter requested by Holder, at the Company’s sole expense, by a third-party evaluator reasonably acceptable to Holder and having experience in the valuation of assets and businesses in the mining industry generally), and (iii) in the event that any such acquisition is made by any subsidiary of the Company, each such subsidiary executes (i) a guaranty guaranteeing the full and punctual payment in full of all Indebtedness under the Note and any other Loan Documents, (ii) in the case of a stock acquisition, a pledge in favor of Holder of the capital stock or equity acquired by such subsidiary, and (iii) a joinder to the Security Agreement, granting Holder a security interest in the assets acquired by such subsidiary as a result of any such merger, consolidation or acquisition.

                    1.5.2 Disposition of Property. Without Holder’s prior written consent, which consent may be given or denied at Holder’s sole discretion, the Company will not sell, lease or otherwise dispose of any of the Property, including any disposition of the Property as part of a sale and leaseback transaction, to or in favor of any Person, except for sales of inventory made in the ordinary course (including, without limitation, pursuant to any installment, output requirement, offtake or similar agreement with respect to the sale of future production in the ordinary course) to the extent that all net proceeds of any such sale, lease or disposition are applied to permanently reduce the Note in inverse order of maturity.

          1.6 Compliance with Environmental Laws. The Company will not, and will not permit any of its subsidiaries to, (i) use any of the Property or any portion thereof for the handling, processing, storage, generation, manufacture, treatment, production, refining or disposal of hazardous substances, other than in compliance with environmental laws, except where the failure of such compliance would not be reasonably likely to have a material adverse effect upon the financial, business, legal condition or prospects of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”), (ii) cause or permit to be located on any of the Property any underground tank, surface impoundment, lagoons, pits, sumps, or underground storage receptacle for hazardous substances in any manner that would violate any environmental law in any material respects or bring such Property in violation of any environmental law in any material respects, (iii) generate any hazardous substances on any of the Property in any manner that would violate any environmental law or bring such Property in violation of any environmental law, (iv) conduct any activity at any of the Property or use any of the Property in any manner so as to cause a release or threatened release of hazardous substances on, upon or into the Property, or (v) otherwise conduct any activity at any of the Property or use any of the Property in any manner that would violate any environmental law or bring such Property in violation of any environmental law in any material respects, in each case except where such violation would not be reasonably likely to have a Material Adverse Effect.

          1.7 Business Activities. Without the prior written consent of Holder, which consent may be given or denied at Holder’s sole discretion, the Company will not cease engaging in its business or engage directly or indirectly (whether through subsidiaries or otherwise) in any type of business other than the businesses presently or currently planned to be conducted by them and in related lines of businesses.

          1.8 Transactions with Affiliates. Without the prior written consent of Holder, which consent may be given or denied at Holder’s sole discretion, other than the transactions disclosed in the documents referred to in Schedule I and settlement agreements to be entered into between the Company and Ronald A. Hirsch, Steven D. Seymour and TMD Acquisition Corporation and other than in the Company’s ordinary course of business, the Company will not engage in any transaction with any affiliate (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such affiliate or, to the knowledge of the Company, any person in which any such affiliate has a substantial interest or is an officer, director, partner, member or trustee on terms more favorable to such Person than would have been obtainable on an arm’s-length basis in the ordinary course of business. Notwithstanding the provisions of this Section 1.8 to the contrary, the Company shall not, other than in connection with any transaction or agreement which is permitted hereunder, (A) enter into or consummate any transaction or agreement pursuant to which it becomes a party to any mortgage, note, indenture or guarantee evidencing any Indebtedness of any of its affiliates or otherwise to become responsible or liable, as a guarantor, surety or otherwise, pursuant to an agreement for any Indebtedness of any such affiliate, or (B) make any payment to any of its affiliates in excess of $10,000 without the prior written consent of Holder.

          1.9 Conflicting Agreements. Without the prior written consent of Holder, which consent may be given or denied at Holder’s sole discretion, the Company will not enter into any amendment or other modification to any currently existing contractual obligation, which by its terms materially impairs the ability of the Company to (a) pay the principal of or interest on the Note, or (b) fully satisfy all of its obligations hereunder.

          1.10 Fiscal Year 2004 and Quarterly Financial Statements. Within thirty (30) days following the end of each fiscal quarter while this Note is outstanding, the Company shall deliver to Holder unaudited quarterly financial statements substantially prepared in accordance with GAAP, except for normal recurring year-end adjustments.

          1.11 Monthly Operating Reports. As soon as practicable following the end of each month while this Note is outstanding, the Company shall deliver to Holder a copy of the Company’s monthly operating reports and such other reports as Holder may reasonably request.

          1.12 Notification as to Certain Events. The Company shall notify Holder if the Company becomes aware of any events that may result in a Material Adverse Effect with respect to the Property or the Company’s ability to perform its obligations under the Note.

          1.13 Payment of Accrued Compensation. The Company will not, and will not permit any of its subsidiaries to, pay in cash any of the Indebtedness disclosed in Appendix I, Exceptions to Covenants and Agreement Set Forth in Schedule 2, Section 1.1 (2) of the Original Note.

          1.14 Maintenance of Required Approvals and Consents; Compliance with Laws. The Company will take all action necessary to maintain all approvals and consents necessary with respect to the operation of its business and the maintenance of the Property. The Company shall comply in all material respects with all applicable laws with respect to the operation of its business and the maintenance of the Property.

          1.15 Certain Definitions. As used herein, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

          “Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however, designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) including, without limitation, membership interests in a limited liability company and any and all warrants, rights or options to purchase any of the foregoing.

          “Distribution” shall mean (i) the declaration or payment of any dividend on or in respect of any shares of any class of Capital Stock of the Company or any subsidiary, other than dividends payable solely in shares of common stock of the Company or such subsidiary; (ii) the purchase, redemption, or other retirement of any shares of any class of Capital Stock of the Company, directly or indirectly through a subsidiary of the Company or otherwise; (iii) the return of capital by the Company or any subsidiary to its stockholders as such; or (iv) any other distribution on or in respect of any shares of any class of Capital Stock of the Company or any subsidiary.

          “Governmental Authority” means any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          “Indebtedness” shall mean, without limitation, (i) incurrence of debt arising from the lending of money by any Person to the Company or any of its subsidiaries; (ii) incurrence of debt, whether or not in any such case arising from the lending by any Person of money to the Company or any of its subsidiaries, (A) which is represented by notes payable or drafts accepted that evidence extensions of credit, (B) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, (C) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property, or (D) to the extent not covered by the foregoing clauses (A) through (C), pursuant to any merger, consolidation or acquisition by the Company or any Subsidiary; (iii) incurrence of debt that constitutes a capitalized lease obligation in excess of $50,000; (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit; and (v) Indebtedness of the Company or any of its subsidiaries under any guaranty of obligations that would constitute Indebtedness under clauses (i) through (iii) hereof, if owed directly by the Company or any of its subsidiaries.

          “Investments” shall mean all expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of capital stock or Indebtedness of, or for loans, advances,

capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person.

          “Person” shall mean any individual, corporation, partnership, limited liability company, trust, unincorporated association, business, or other legal entity, and any government or any Governmental Authority.

          “Property” shall mean the Trust Property (as such term is defined in the [Deed of Trust]).